NEWS RELEASE

EVEREST GROUP, LTD.

Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts

Media: Dawn Lauer	Investors: Matt Rohrmann
Chief Communications Officer	Head of Investor Relations
908.300.7670	908.604.7343

Everest Group Announces Increase to Share Repurchase
Authorization and Announces Dividend

HAMILTON, Bermuda – (BUSINESS WIRE) – November 07, 2024 – Everest Group, Ltd. announced that its Board of Directors approved an increase of 10 million shares in its share repurchase authorization.

In addition, the Company announced that its Board of Directors declared a dividend of $2.00 per common share. This dividend will be payable on or before December 13, 2024 to all shareholders of record as of November 27, 2024.

About Everest
Everest Group, Ltd. (Everest) is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.